Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 6, 2003

For Immediate Release	Contact:	Richard A. Hayne
Chairman and President
(215) 564-2313

Urban Outfitters “Comp” Store Sales Up 17%—

Drives Record Third Quarter Revenues

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the three and nine months ended October 31, 2003.

Total Company sales for the third quarter jumped 29%, as compared to the same period last year, to a record $142.3 million. This increase was fueled by:

•	A 23% increase in the number of stores in operation

•	A 17% increase in total Company comparable store sales

•	A 48% increase in direct-to-consumer sales

During the quarter, comparable store sales at Urban Outfitters Retail increased by 15% and Anthropologie Retail increased by 19%, as compared to increases of 8% and 15%, respectively, for the same period in the prior year.

“Customer demand for our products, especially apparel, was strong at both retail brands throughout the quarter,” said Richard A. Hayne, Chairman and President. “Both retail brands produced their best ‘comp’ store sales during the quarter in October even though comparisons were the toughest. This positive momentum bodes well for the current quarter and we continue to be optimistic concerning the Company’s near and long-term prospects.”

Total Company sales for the nine months ended October 31, 2003 grew to a record $ 372.2 million, a 22% increase over last year’s comparable period. Total Company comparable store sales increased by 10%, with Urban Outfitters Retail and Anthropologie Retail ‘comp’ store sales up 10% and 9% respectively.

Net sales for the periods were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002
	in thousands		in thousands
Urban Outfitters store sales	$71,290	$57,660	$184,149	$154,590
Anthropologie store sales	52,865	37,547	141,693	112,577
Direct-to-consumer sales	12,690	8,583	31,421	22,374
Free People sales	5,486	6,316	14,975	15,640

Total net sales	$142,331	$110,106	$372,238	$305,181

Management expects the actual results for the periods ended October 31, 2003 to be released on November 13, 2003.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 56 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 46 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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